Ed Murray
Wyoming Secretary of State
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020
Ph. 307.777.7311
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Ed Murray, WY Secretary of State
FILED: 06/07/2017 01:47 PM
Original ID: 2017-000753543
Amendment ID: 2017-002070046

Profit Corporation
Articles of Amendment

1. Corporation name:

BioNexus Gene Lab Corp.

2. Article number(s) V & VII-XI is amended as follows:

A. Article V is amended to read in its entirety as follows:

V. The number, par value, and class of shares the corporation will have the authority to issue are:
Number of Common Shares: 300,000,000, No Par Value.
Number of Preferred Shares: 30,000,000, No Par Value.

B. Articles VII through and including Article XI are amended and consolidated to read in its entirety as follows in Attachment A.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 6/1/17.
(Date – mm/dd/yyyy)

Received
JUN - 7 2017
Secretary of State
Wyoming

ATTACHMENT A

ARTICLE VII

Section 1. Classes of Shares. The outstanding proprietary interest of the Corporation shall be divided into two classes of stock, which are collectively referred to herein as ***"Shares."*** The first shall be a class of common stock, no par value, and the second a class of preferred stock, no par value. (An individual share within the respective classes of stock shall be referred to appropriately as either a ***"Common Share"*** or a ***"Preferred Share"***). The Corporation has the authority to issue 300,000,000 Common Shares and 30,000,000 Preferred Shares. The authority of the Corporation to issue shares is to be determined by resolution of the board of directors of the Corporation (***"Board of Directors"***) as stated in Section 2 herein. Shares may be issued from time to time for such consideration in money or property (tangible or intangible) or labor or services actually or to be performed as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of Shares (***"Shareholders"***). Common Shares may not be issued in series. Shares, when issued, are non-assessable.

Fractional Shares may not be issued by the Corporation and, in the event fractional shares are or may become outstanding, the Corporation shall redeem said shares at the then fair value.

Section 2. Preferred Shares. The Board of Directors is authorized to act by resolution, subject to limitations prescribed by the laws of the State of Wyoming, these Articles of Incorporation, the Bylaws of the Corporation (***"Bylaws"***), and previous resolutions by the Board of Directors limiting this authorization, to provide for the issuance of Preferred Shares in series. To exercise this authority, the Board of Directors must first designate the series so established, and, secondly, fix and determine the relative rights, preferences, and limitations of the Preferred Shares in the series established to the extent not fixed and determined by this Certificate of Incorporation. The extent of this authority, with respect to each series established, is to be determined by reference to the Wyoming Corporation Code. Without limiting the generality of the foregoing, this authority includes fixing and determining the following: ***1.*** the number of Preferred Shares which may be issued under the series established, and the designation of such series; ***2.*** the rate of dividend on Preferred Shares of that series, if any, the time of payment of dividends, whether dividends shall be cumulative, and, if cumulative, the date from which dividends shall begin accruing; ***3.***whether Preferred Shares of that series may be redeemed, and, if redeemable, the redemption price, terms, and conditions of redemption; ***4.*** whether to establish a sinking fund or make other provisions for the redemption or purchase of Preferred Shares of that series; ***5.*** the amount payable per Preferred Share of that series in the event of the dissolution, liquidation, or winding up of the Corporation, whether voluntarily or involuntarily; ***6.*** voting powers, if any, of the series; 7. the voting rights, if any, with respect to each such share, and ***8.*** whether the series shall have conversion privileges, and, if convertible, the terms and conditions upon which Preferred Shares of that series shall be convertible, including, without limitation, the provision, if any, for adjustment of the conversion rate and the payment of additional amounts by holders of such shares upon the exercise of this privilege.

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☑ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]
(May be executed by Chairman of Board, President or another of its officers.)

Date: 6/1/17
(mm/dd/yyyy)

Print Name: Andrew Pierce

Contact Person: Andrew Pierce

Title: Authorized Individual

Daytime Phone Number: 307-674-1604

Email: reports@cloudpeaklaw.com

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